AMENDED AND RESTATED
DILLARD’S, INC.
CORPORATE OFFICERS NON-QUALIFIED PENSION PLAN
(As Amended and Restated as of November 17, 2007)

1.  Purpose.  The purpose of the Amended and Restated Dillard’s, Inc. Corporate Officers Non-Qualified Pension Plan (the “Plan”) is to encourage continuing employment in the Company by Corporate Officers (defined below), to encourage Corporate Officers to increase their efforts on behalf of Dillard’s Inc. (the “Company”) and to otherwise promote the best interests of the Company.

2.  Qualifications.  Except as provided in Section 9(z), the following conditions in clauses (a), (b) and (c) must be met to qualify for pension benefits under the Plan:

(a)  Service as a Corporate Officer for five (5) or more years of the last ten (10) Years of Employment by the Company (defined below).  “Corporate Officers” are persons designated as such and elected by the Board of Directors of Dillard’s, Inc., and include Chairman, Vice-Chairman, President, all Vice-Presidents, Secretary and Treasurer;

(b)  Employment by the Company for a minimum of (x) fifteen (15) Years of Employment (defined below), or (y) ten (10) Years of Employment at age 65.  “Employment by the Company” is defined to mean employment by Dillard's, Inc., any subsidiary thereof, and, from and after the date of acquisition (unless the Administrative Committee otherwise determines for this purpose), any entity wholly acquired by Dillard’s, Inc.; and

(c)  Except for Early Retirement due to Disability as provided in Section 7, employment by the Company until age 55.

A person who satisfies the conditions in clauses (a), (b) and (c) above upon the person’s Retirement (defined below) is referred to as a “Qualified Person.”

3. Pension Benefits.  Subject to Section 6, “Annual Pension Benefit” is an amount equal to the greater of:

(a)  1-1/2% of the person’s average Annual Pension Earnings (defined below) for the three Fiscal Years (defined below) of Employment by the Company during which such person’s Annual Pension Earnings are the highest, multiplied by such person’s total continuous Years of Employment;

(b)  1-1/2% of the person’s average annual base salary for the five Years of Employment ending on December 31, 2002, multiplied by such person’s total continuous Years of Employment ending on December 31, 2002; or

(c)  1-2/3% of the person’s average annual base salary for the five Years of Employment ending on December 31, 2002, multiplied by such person’s total continuous Years of Employment ending on December 31, 2002, less 58% of the person’s primary FICA benefit.

“Fiscal Year” means the fiscal year of Dillard’s, Inc.  “Annual Pension Earnings” for a Fiscal Year is defined to mean the excess of (x) the sum of such person’s annual base salary and cash bonus paid during the Fiscal Year over (y) the maximum amount of earnings considered “wages” under Section 3121(a)(1) of the Internal Revenue Code (the “Code” or “IRC”) for the calendar year in which such Fiscal Year commences.  A “Year of Employment” means a twelve (12) consecutive month period of continuous Employment by the Company and excludes fractional periods of employment.  Annual base salary, Annual Pension Earnings and Years of Employment shall not be taken into account for a period of employment (x) during which a person was not a Corporate Officer and (y) which occurs subsequent to a period of employment during which such person was a Corporate Officer, unless such person again becomes a Corporate Officer prior to such person’s Retirement.

A Qualified Person’s Annual Pension Benefit will be paid in the form of equal monthly installments (i.e., 1/12 of the Annual Pension Benefit) on the first day of each calendar month, commencing, subject to Section 11, with the first day of the calendar month next following the Qualified Person’s Retirement.  For these purposes, “Retirement” means a person’s separation from service with Dillard’s, Inc. and its subsidiaries, as a result of, and after meeting the requirements for, either (w) Normal Retirement, (x) Early Retirement, or (y) Early Retirement due to Disability, as the case may be.  On the third anniversary of the first day of the calendar month next following the Qualified Person’s Retirement, and on each third year anniversary thereafter, while the Qualified Person (or Designated Beneficiary) is receiving an Annual Pension Benefit, the Qualified Person’s Annual Pension Benefit will be adjusted for the increase in an appropriate Consumer Price Index (“CPI”).

4.  Normal Retirement.  An individual who has met the minimum Years of Employment requirement (10 years) and who has met the Corporate Officer requirement (serving 5 years as a Corporate Officer out of the last ten (10) Years of Employment by the Company) set forth in Section 2 may separate from service at any time after reaching age 65 (“Normal Retirement”) and commence receiving an Annual Pension Benefit.  Years of Employment completed, and annual base salary and/or Annual Pension Earnings paid, after age 65 but prior to separation from service will be taken into account.

5.  Disqualification.  An individual (and such individual’s Designated Beneficiary) will be disqualified from receiving benefits under the Plan (and any and all benefits or rights shall be forfeited, and any payment of an Annual Pension Benefit will immediately cease, with respect to such individual and/or Designated Beneficiary):

(a)  If the person’s employment with Dillard’s, Inc. or any of its subsidiaries is terminated for dishonesty or criminal offense against Dillard’s, Inc. or any of its subsidiaries; or

(b)  If, any time after termination of employment with Dillard’s, Inc. and its subsidiaries for any reason, the person performs services for or directly or indirectly receives remuneration of any kind (except stock dividend or interest income) from a business which is competitive with or comparable to the business of Dillard’s, Inc. or any of its subsidiaries.

Notwithstanding the foregoing, following a Change in Control, the provisions of this Section 5 shall cease to apply.

6.  Early Retirement.  An individual who has met the minimum Years of Employment requirement (15 years) and who has met the Corporate Officer requirement (serving 5 years as a Corporate Officer out of the last ten (10) Years of Employment by the Company) set forth in Section 2 may separate from service at any time after reaching age 55 and prior to reaching age 65 (“Early Retirement”) and commence receiving an Annual Pension Benefit; provided that the Annual Pension Benefit of a Qualified Person who takes Early Retirement will be reduced by 2-1/2% for each year or partial year between the Qualified Person's 65th birthday and the Qualified Person’s attained age upon Early Retirement; and provided further that, if a Qualified Person takes Early Retirement under this Section 6 when the Qualified Person is not a Corporate Officer, the Qualified Person’s Annual Pension Benefit will be reduced by 2-1/2% for each year or partial year between the Qualified Person’s 65th birthday and the date the Qualified Person was no longer a Corporate Officer.

7.  Early Retirement - Disability.  An individual who has met the minimum Years of Employment requirement (15 years) and who has met the Corporate Officer requirement (serving 5 years as a Corporate Officer out of the last ten (10) Years of Employment by the Company) set forth in Section 2 may separate from service due to a Disability prior to reaching age 65 (“Early Retirement due to Disability”) and commence receiving an Annual Pension Benefit, unreduced for age under 65.  A person shall be considered to have a “Disability” if such person is determined by the Administrative Committee to be unable to perform the majority of the substantial and material duties of such person’s occupation with the Company by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  In making its determination the Administrative Committee may require a physical examination by a physician chosen by the Administrative Committee.

8.  Death Benefits.

(a)  In the event of the death of a Qualified Person after such person’s Retirement and commencement of benefits under the Plan but prior to the fifth anniversary of the first day of the calendar month next following such Qualified Person’s Retirement, the Designated Beneficiary of such Qualified Person will continue to receive the monthly Annual Pension Benefit, in the same amount the Qualified Person would have received, until the fifth anniversary of the first day of the calendar month next following the Qualified Person’s Retirement.  Thereafter, all payments of an Annual Pension Benefit, and all benefits under the Plan, in respect of such Qualified Person and Designated Beneficiary shall cease.

(b)  In the event of the death of a person who has otherwise satisfied all of the requirements for Early Retirement, Early Retirement due to Disability or Normal Retirement, as the case may be, prior to such person’s death, but who has not yet commenced receiving benefits under the Plan, the Designated Beneficiary of such Qualified Person will be paid the monthly Annual Pension Benefit, in the same amount the Qualified Person would have received had such person’s Early Retirement, Early Retirement due to Disability or Normal Retirement, as the case may be, occurred on the date of such person’s death, until the fifth anniversary of the first day of the calendar month next following such person’s death.  Thereafter, all payments of an Annual Pension Benefit, and all benefits under the Plan, in respect of such Qualified Person and Designated Beneficiary shall cease.

(c)  In the event of the death of a Qualified Person after such person’s Retirement and commencement of benefits under the Plan and after the fifth anniversary of the first day of the calendar month next following such Qualified Person’s Retirement, all payments of an Annual Pension Benefit, and all benefits under the Plan, in respect of such Qualified Person shall cease, and no Designated Beneficiary shall be entitled to any benefits or amounts under the Plan.

(d)  A “Designated Beneficiary” shall mean the person designated by the Qualified Person on a form approved by the Administrative Committee, and filed with the Administrative Committee prior to the date of death.  If more than one designation has been made, the most recent form will be followed.  If no valid form is on file with the Administrative Committee, or if the Qualified Person has not completed a designation, then the Designated Beneficiary shall be the Qualified Person’s spouse, if then living, or if not, then the Qualified Person’s estate.

9.  Change in Control.  Subject to Section 10, (x) in the event a Change in Control occurs following a Qualified Person’s Retirement or death, the then Present Value of the Annual Pension Benefit such Qualified Person (or his or her Designated Beneficiary, as the case may be) would otherwise be entitled to receive following such Change in Control will be paid to such Qualified Person (or his or her Designated Beneficiary) in a lump sum payment no later than sixty (60) days following such Change in Control, (y) in the event a Change in Control occurs prior to a person’s separation from service but following his or her satisfaction of all of the qualification requirements for Early Retirement, Early Retirement due to Disability or Normal Retirement under the Plan, the then Present Value of the Annual Pension Benefit such person would have been entitled to receive had such person’s Early Retirement, Early Retirement due to Disability or Normal Retirement, as the case may be, occurred on the date of the Change in Control will be paid to such person in a lump sum payment no later than sixty (60) days following such Change in Control, and (z) in the event a Change in Control occurs and on the date of such Change in Control a person either (A) is a Corporate Officer or (B) is employed by the Company or a subsidiary thereof and was formerly a Corporate Officer but has not satisfied all of the qualification requirements for Early Retirement, Early Retirement due to Disability or Normal Retirement under the Plan, the then Present Value of the Adjusted Annual Pension Benefit determined as of the date of the Change in Control will be paid to such person in a lump sum payment no later than sixty (60) days following such Change in Control.  The “Adjusted Annual Pension Benefit” means the Annual Pension Benefit determined as of the date of the Change in Control reduced by 2½% for each year or partial year between the person’s 65th birthday and the person’s attained age on the date of the Change in Control (or, if the person is not a Corporate Officer on the date of such Change in Control, the Qualified Person’s attained age on the date the Qualified Person was no longer a Corporate Officer).  Only one Change in Control can occur under the Plan, and, except as expressly set forth in this Section 9, following a Change in Control no further payments shall be made pursuant to the Plan and no further benefits or rights shall accrue under the Plan with respect to any person.

A “Change in Control” means the occurrence, after the date of this amendment and restatement, of any of the following events:

[(a)  Any one person, or more than one person acting as a Group (defined below), acquires ownership of common stock of Dillard’s, Inc. that, together with  common stock held by such person or Group, constitutes more than 50 percent of the total fair market value or total voting power of the  common stock of Dillard’s, Inc., whether by direct sale, merger, consolidation, share exchange or other form of corporate reorganization;

(b)  Any one person, or more than one person acting as a Group (defined below), acquires ownership of Class B common stock of Dillard’s, Inc. that, together with Class B common stock held by such person or Group, constitutes more than 50 percent of the total fair market value or total voting power of the Class B common stock of Dillard’s, Inc., whether by direct sale, merger, consolidation, share exchange or other form of corporate reorganization;

(c)  A majority of the members of the Dillard’s, Inc. Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Dillard’s, Inc. Board of Directors before the date of the appointment or election; or

(d)  Any one person, or more than one person acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or Group) assets from Dillard’s, Inc. or any of its subsidiaries that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of Dillard’s, Inc. immediately before such acquisition or acquisitions (and for this purpose, gross fair market value means the value of the assets of Dillard’s, Inc., or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets);

excluding, however, in each case of clauses (a), (b) or (c), any sales, dispositions or transfers to, or acquisitions by, (i) any partnership or other entity of which more than 50 percent of the total fair market value or total voting power of the ownership interest is directly or indirectly controlled by Dillard’s, Inc., or (ii) the descendents of William Dillard or any spouse of any such descendants or any partnership or other entity controlled directly or indirectly by any such persons or any trust for the benefit of any such persons, it being the intent that no Change in Control shall be deemed to have occurred as a result of any such sale, disposition, transfer or acquisition described in clauses (a), (b) or (c) of this Section 9; and provided, however, that in all cases such event also satisfies the requirements to be a “change in ownership of a corporation” or a “change in the effective control of a corporation” within the meaning of Code Section 409A and the related regulations thereunder.  For this purpose, persons will be considered to be acting as a “Group” if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Dillard’s, Inc.  For this purpose, if a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a Group with other shareholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

“Present Value” shall mean the lump sum value determined by using the interest rate determined under Code Section 417(e) for the month of December preceding the calendar year in which the Change in Control occurs and by using for post-retirement mortality the 1994 Group Annuity Reserving Mortality Table projected to 2002 based on a fixed blend of 50% the unloaded male mortality rates and 50% of the unloaded female mortality rates.  No pre-retirement mortality factor shall be taken into account.  Such present value calculation shall be made with the three-year adjustment for CPI set forth in Section 3 based upon the assumption used for future CPI increases in the determination of pension expense for financial accounting purposes for the Fiscal Year immediately preceding the date of the Change in Control.

10.  Maximum Payment upon a Change in Control.  Notwithstanding any provision in this Plan to the contrary, in the event the Company determines that part or all of the lump sum payment to a person pursuant to Section 9 constitutes a “parachute payment” under Section 280G(b)(2) of the Code, then, if the aggregate present value of such parachute payment, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to the person under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times the person’s “base amount” under Section 280G(b)(3) of the Code (the “Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to or for the benefit of the person under this Plan shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the person’s Base Amount.

11.  Delay in Payment to Specified Employees.  Notwithstanding any provision in this Plan to the contrary, in accordance with IRC Section 409A and the regulations promulgated thereunder, if, at the time of a Qualified Person’s Retirement, such Qualified Person is a “Specified Employee” and the deferral of the commencement of any payments otherwise payable hereunder as the result of such Retirement is necessary in order to prevent any accelerated or additional tax under IRC Section 409A, then, unless such payment is made due to death or a Change in Control, Dillard’s, Inc. will defer the commencement of payment of the Qualified Person’s Annual Pension Benefit until the first day of the seventh calendar month following the date upon which such Specified Employee’s Retirement occurs (or the earliest date as is permitted under IRC Section 409A).  The payment for the seventh month shall include the six monthly installments of the Annual Pension Benefit that would have been paid over the prior six months but for this provision.  A Specified Employee means an employee of Dillard’s, Inc. or its subsidiaries who, as of the date of the employee’s separation from service, is a “key employee,” provided that as of the date of the employee’s separation from service, the stock of Dillard’s, Inc. is publicly traded on an established securities market or otherwise.  If a person is a “key employee” pursuant to the requirements of IRC Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding IRC Section 416(i)(5)) at any time during a 12-month period ending on December 31, then such person shall be treated as a key employee for the 12-month period beginning on the immediately following April 1.

12.  Administrative Committee.  The administration of the Plan, the exclusive and discretionary power to determine eligibility for benefits, to decide any disputes arising under the Plan, to interpret the terms of the Plan, and the responsibility for carrying out the Plan's provisions shall be vested in the Administrative Committee, which shall consist of at least three members any or all of whom may be, but need not be, employees of Dillard’s, Inc. or any of its subsidiaries.  In exercising any discretion under the Plan, the Administrative Committee shall have sole, absolute and discretionary authority, final and binding on all affected persons, to the maximum extent permitted by applicable law.  The Executive Committee of the Dillard’s, Inc. Board of Directors shall appoint the Administrative Committee members and have the power of removal and substitution.  The Administrative Committee shall serve as the Plan's administrator as defined in the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Administrative Committee shall designate among themselves a chairman and vice chairman of the Administrative Committee and the chairman shall designate a secretary.  Any Administrative Committee member may resign by notifying the Executive Committee of the Dillard’s, Inc. Board of Directors and the Administrative Committee in writing.  The Administrative Committee shall establish rules for administration of the Plan and transaction of its business.  The Administrative Committee shall hold meetings and determine the notice, place and time of each.  Subject to Section 13(a), a majority of its members shall constitute a quorum, and decisions with a quorum present shall be by majority vote.  The decisions of the Administrative Committee as to interpretation and application of the Plan shall be final and binding.  The action of a majority expressed in writing without a meeting shall constitute the action of the Administrative Committee and shall have the same effect as if consented to by every Administrative Committee member.  Nothing in this Section 12 shall prohibit a member of the Administrative Committee from serving as such in addition to being an officer, employee, agent or other representative of Dillard’s, Inc. or any of its subsidiaries.  Dillard’s, Inc. shall indemnify each Administrative Committee member and any other employee of Dillard’s, Inc. or any of its subsidiaries involved in the administration of the Plan against all costs, expenses and liabilities, including reasonable attorney's fees incurred in connection with any action, suit or proceeding instituted against him while acting in good faith in discharging his duties with respect to the Plan.  This indemnification is limited to the amount of such costs and expenses that are not otherwise covered under insurance now or hereafter provided by Dillard’s, Inc. or one of its subsidiaries.

13.  Claim Procedure.

(a)  A person who believes that he or she is entitled to a benefit or a different benefit under the Plan than the one determined by the Administrative Committee shall have the right to file with the Administrative Committee a written notice of claim.  The Administrative Committee shall either grant or deny such claim within 90 days after receipt of such written notice of claim (or within such other period as may mutually be agreed to by the person and the Administrative Committee), unless special circumstances require an extension of time of up to an additional 90 days for processing the claim and appropriate notice of such extension is given; provided, however, that any delay on the part of the Administrative Committee in arriving at a decision shall not adversely affect benefits payable under a granted claim.  Such claim under this Section 13(a) shall be filed with, and such review shall be performed by, the Secretary of the Administrative Committee.

(b)  Any person who makes a claim that is denied shall have the right to appeal the denial of his claim to the Administrative Committee for a full review at any time within 60 days after the claimant receives written notice of such denial.  Such appeal under this Section 13(b) shall be filed with and such review shall be performed by the “Appeals Committee” of the Administrative Committee, which for these purposes shall be the full Administrative Committee.  The final decision of the Administrative Committee shall be made not later than 60 days after its receipt from the claimant of a request for review, unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case a decision shall be made as soon as possible but not later than 120 days after receipt of a request for review.  Such decision shall be made in writing and shall be final and binding on the claimant.

14.  Miscellaneous.

(a)  Unfunded Plan.  The Plan is intended to be an unfunded plan which is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of ERISA.  The Plan is not intended to qualify as a tax-qualified pension plan or an eligible deferred compensation plan for purposes of IRC Section 401(a).  Any right of any person or Designated Beneficiary to receive a benefit under the Plan shall constitute an unsecured claim against the general assets of Dillard’s, Inc. and its subsidiaries, no greater than the right of any unsecured creditor, and no Person or Designated Beneficiary shall have, by reason of the Plan, any right, title or interest of any kind in any property or specific assets of Dillard’s, Inc. or any of its subsidiaries.

(b)  Amendment or Termination.  The Plan may be amended, including an amendment terminating the Plan, in whole or in part, at any time by the Board of Directors of Dillard’s, Inc.  However, from and after a Change in Control, no such amendment may adversely affect the benefits accrued to the date of such amendment by any person without the affected person’s consent.

(c)  Compliance with Section 409A of the Code.  This Plan shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder.  Notwithstanding any provision of the Plan to the contrary, in the event that the Administrative Committee determines that any amounts payable hereunder will be taxable to a  person under Section 409A of the Code and related Department of Treasury guidance prior to payment to such person of such amount, the Administrative Committee may (a) adopt such amendments to the Plan and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Administrative Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and/or (b) take such other actions as the Administrative Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code.  The Administrative Committee shall implement the provisions of this Section 14(c) in good faith; provided, that neither Dillard’s, Inc., the Administrative Committee, nor any of Dillard’s, Inc.’s or any of its subsidiaries’ employees or representatives shall have any liability to any persons or any Designated Beneficiary with respect to this Section.

(d)  Non-Alienation of Benefits.  No benefit payable under the Plan shall be subject in any manner by the Qualified Person or Designated Beneficiary or creditors of any of them to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.

(e)  Withholding.  All distributions and benefits under the Plan shall be subject to applicable withholding, including for federal, state and local income and employment taxes.  Dillard’s, Inc. shall have the right to withhold taxes from any payments made under the Plan or to make such other arrangements as it deems necessary or appropriate to satisfy its withholding obligations, including the right of Dillard’s, Inc. or a subsidiary to withhold from any amounts otherwise payable by Dillard’s, Inc. or a subsidiary to the affected Qualified Person or Designated Beneficiary on such terms and conditions as Dillard’s, Inc. shall prescribe.

(f)  Limitation of Rights.  The establishment and maintenance of the Plan shall not be deemed to constitute a contract of employment, and nothing herein contained shall be deemed to give to any person the right to be retained in the employ of Dillard’s, Inc. or any of its subsidiaries, or to interfere with the right of Dillard’s, Inc. or any of its subsidiaries to discharge any person at any time or to terminate the Plan in accordance with Section 14(b) above.

(g)  Severability.  If a court of competent jurisdiction holds any provision of the Plan to be invalid or unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

(h)  Construction.  The Plan shall be construed in accordance with and governed by the laws of the State of Arkansas, except as may be preempted by ERISA or other federal law.  Headings and subheadings of the Plan have been inserted for convenience.   This Plan document contains the all of the terms and conditions of the Plan.  There are no other restrictions, agreements, promises, warranties or covenants with respect to the Plan other than those expressly set forth herein.  The failure of Dillard’s, Inc. or the Administrative Committee to insist upon strict adherence to any term of the Plan shall not be considered a waiver of any right to thereafter insist on strict adherence to that term or any other term of the Plan.